Exhibit 99.1

500 Glenpointe Centre West
Teaneck, NJ 07666

CONTACT:	Gordon Coburn
Chief Financial Officer
201-678-2712

Investors: Gordon McCoun
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
scot.hoffman@fd.com

COGNIZANT ANNOUNCES CHANGE TO BOARD OF DIRECTORS

Teaneck, NJ — December 1, 2006 — Cognizant (NASDAQ: CTSH), a leading provider of IT services, today announced that it has accepted the resignation of Venetia Kontogouris from the Company’s Board of Directors, effective January 1, 2007. Ms. Kontogouris has served on Cognizant’s Board for approximately nine years and was also a member of the Nominating and Corporate Governance Committee. She has resigned to focus on her professional commitments as a venture capitalist.

“On behalf of the Board and the Company, I would like to thank Venetia for her many years of service and dedication to Cognizant,” said Lakshmi Narayanan, President and CEO of Cognizant. “Since she joined our Board in 1997, we have benefited considerably from Venetia’s insights and deep understanding of our industry.”

Ms. Kontogouris will serve as a consultant to the Company through October 2007. Specifically, she will support the Board as an advisor on the competitive environment and emerging technologies in the information technology services sector.

Cognizant will be conducting a search for an independent Board member to replace Ms. Kontogouris.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant uses its own on-site/offshore outsourcing model to provide applications management, development, integration, and reengineering; infrastructure management; business process outsourcing; and numerous related services, such as enterprise consulting, technology architecture, program management, and change management.

Cognizant’s more than 36,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and on-site client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor and ranked among the top information technology companies in Business Week’s Hot Growth Companies. Cognizant is a member of the NASDAQ-100 Index. Find additional information about Cognizant at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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